UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 14, 2005

ARIBA, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-26299	77-0439730
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

807 11th Avenue, Sunnyvale, California	94089
(Address of Principal Executive Offices)	(Zip Code)

(650) 390-1000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

ePlus Settlement

On February 14, 2005, we announced that we had reached a settlement with ePlus, Inc. (“ePlus”) in connection with our recent patent infringement litigation.

Upon the terms of the settlement, we will pay to ePlus an aggregate of $37.0 million during the quarter ending March 31, 2005. The sum of $1.0 million was paid to ePlus on February 14, 2005, $14.0 million is to be paid within five business days of the execution of the settlement agreement and $22.0 million is to be paid on or before March 31, 2005. The litigation has been dismissed in its entirety, and we have agreed to a mutual release of claims with ePlus, including claims for damages for past infringement. In addition, we have entered into a broad cross-license of our respective patent portfolios.

The settlement also provides that if we are subject to a change in control within four years of the effective date of the ePlus settlement agreement, the acquiring/surviving entity has the option, exercisable within one month of the change in control, to acquire the ePlus patent licenses granted under the settlement agreement for a one-time payment of $20.0 million. If we are subject to a change in control more than four years after the effective date of the settlement agreement, the ePlus patent licenses granted under the settlement agreement shall be freely assignable to such an acquiring/surviving entity without payment to ePlus.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARIBA, INC.

Date: February 17, 2005	By:	/s/ James W. Frankola
James W. Frankola
Executive Vice President and Chief Financial Officer